AMENDMENT NO. 3
TO THE
MOLINA HEALTHCARE, INC.
AMENDED AND RESTATED DEFERRED COMPENSATION PLAN (2013)

WHEREAS, Molina Healthcare, Inc., a Delaware corporation (“Company”), has previously adopted the Molina Healthcare, Inc. Amended and Restated Deferred Compensation Plan (2013), as amended by Amendments No. 1 and No. 2 to the Amended and Restated Deferred Compensation Plan executed on November 14, 2013 and October 29, 2014 respectively (“Plan”) for the benefit of a select group of employees of the Company;

WHEREAS, the Company desires to amend the Plan to (1) permit daily changes in the notional asset value of Participant Accounts, effective as of September 1, 2016 (or as soon as administratively practicable thereafter); (2) replace the $5,000 minimum dollar deferral of combined base salary and bonus pay with a minimum deferral of 3% of base salary and bonus pay effective for Plan Years commencing after the date of adoption of the Plan amendment; and (3) reduce the maximum base salary deferral from 100% to 75% effective for Plan Years commencing after the date of adoption of the Plan amendment;

WHEREAS, Section 7.1 of the Plan permits the Company to amend the Plan; and

WHEREAS, the Board of Directors of the Company has approved this Amendment and authorized and directed the appropriate officers of the Company to execute this Amendment and to take such other actions as they deem necessary or appropriate to implement this Amendment.

NOW, THEREFORE, the Plan is amended as follows effective as set forth herein:

1.	Effective for Plan Years commencing on or after January 1, 2017, Section 2.3.b. is deleted in its entirety and replaced in its stead with the following:

b.
A Participant must provide a separate Written Election for each subsequent Plan Year that specifies the percentage of Plan Year Compensation that Participant has determined to defer for each such Plan Year. Such Written Election is only effective for the Plan Year for which the election is made and if no Written Election to defer Plan Year Compensation is executed in relation to a subsequent Plan Year, no Plan Year Compensation will be deferred for such subsequent Plan Year. Any election of the amount of Plan Year Compensation to defer for a given Plan Year shall be irrevocable on and after the first day of the Plan Year for which the election was made.

2.	Effective as of September 1, 2016, Section 2.3.c. is deleted in its entirety and replaced in its stead with the following:

c.
A Participant may change the investment vehicle(s) in which the Participant desires to have that portion of the Participant’s Account attributable to Plan Year Compensation and investment income invested and the percentage of the Participant’s Account allocated to each investment vehicle by completing and submitting any form or forms required by the Company. Changes in investment vehicle(s) will be made as of the applicable business day (or as soon as practicable thereafter) following the date that the change is requested.

3.	Effective for Plan Years commencing on or after January 1, 2017, Section 3.1 is deleted in its entirety and replaced in its stead with the following:

3.1.
Participant Contributions. A Participant may elect to defer a portion of (i) up to 75% of Plan Year Compensation constituting base pay and (ii) up to 100% of all other Plan Year Compensation eligible for deferral under this Plan (including bonus pay). For a Participant’s initial Plan Year of participation, the minimum deferral percentage for base pay and bonus pay must be 3% for each such component. For succeeding years of participation, a Participant may not defer an amount less than the minimum percentage established from year to year by the Plan Committee. A written election must be submitted, pursuant to the terms of Section 2.3, specifying the percentage of Plan Year Compensation constituting base pay the Participant has chosen to defer. A separate written election must be submitted, pursuant to the terms of Section 2.3, specifying the percentage of all other Plan Year Compensation eligible for deferral under this Plan (including bonus pay) the employee has chosen to defer. Once a Participant’s contributions for a Plan Year reach the Participant’s elected percentage, such Participant shall not be allowed to defer additional portions of such Participant’s Plan Year Compensation for the remainder of the Plan Year. Any amounts in excess of the Participant’s elected percentage inadvertently deferred shall be refunded to the Participant as soon as practicable.

4.	Effective as of September 1, 2016, Section 3.5 is deleted in its entirety and replaced in its stead with the following:

3.5.
Credited Earnings. The Account of each Participant (which includes such Participant’s Participant Deferral Account established under Section 3.1 and such Participant’s Company Contribution Account established under Section 3.2) shall be credited as of each applicable business day with the actual earnings on the investments allocated to the Participant’s Account.

IN WITNESS WHEREOF, this Amendment is executed this 8th day of August, 2016.

MOLINA HEALTHCARE, INC.

By: /s/ Joseph M. Molina, M.D.
Joseph M. Molina, M.D.
Chief Executive Officer